EXHIBIT 99.1

10990 Roe Avenue

Overland Park, KS 66211-1213

(913) 696-6100

(913) 696-6116 FAX

N E W S    R E L E A S E

Y E L L O W    C O R P O R A T I O N

August 4, 2003

For Immediate Release

YELLOW PRICES $200 MILLION CONTINGENT CONVERTIBLE OFFERING

➢ Notes have an annual interest rate of 5.0% and conversion premium of 53%

➢ Convertible to Yellow stock at $39.24 per share upon the occurrence of certain events

OVERLAND PARK, KAN. —- Yellow Corporation (NASDAQ: YELL) announced today that it increased the private offering of contingent convertible senior notes due 2023 (the “notes”) from $150 million to $200 million. In addition, an incremental $50 million may be raised if the initial purchasers exercise their right to acquire additional notes in connection with the offering.

The notes have an annual interest rate of 5.0% and are convertible into shares of Yellow Corporation common stock at a conversion price of $39.24 per share upon the occurrence of certain events. The notes may not be redeemed by Yellow for seven years, but are redeemable at any time thereafter at par. Holders of the notes will have the option to require Yellow to purchase their notes at par in years seven, ten and fifteen. Yellow expects to use the net proceeds from the offering as part of the financing for the proposed transaction with Roadway Corporation (NASDAQ: ROAD) and, if such transaction is not completed, for general corporate purposes. The notes are scheduled to close on August 8, 2003.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The notes and our common stock issuable upon conversion of the notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. Unless they are registered, the notes and our common stock issuable upon their conversion may be offered or sold only in transactions that are exempt from registration under the Securities Act and other applicable securities laws. Accordingly, Yellow Corporation is offering the notes only to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

Yellow Corporation, a Fortune 500 company, is a holding company that through wholly-owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services integrated by technology. Its largest subsidiary, Yellow Transportation, offers a full range of regional, national and international services for the movement of industrial, commercial and retail goods. Meridian IQ is a non-asset global transportation management company that plans and coordinates the movement of goods worldwide. Yellow Technologies provides innovative technology solutions and services exclusively for Yellow Corporation companies. Headquartered in Overland Park, Kansas, Yellow Corporation employs approximately 23,000 people.

Roadway Corporation, a Fortune 500 company included in the Dow Jones Transportation Average, is a holding company that through wholly-owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services. Its principal subsidiaries include Roadway Express and Roadway Next Day Corporation. Roadway Express is a leading transporter of industrial, commercial and retail goods in the two to five day regional and long-haul markets. Roadway Next Day Corporation is focused on business opportunities in the shorter-haul regional and next day markets. Headquartered in Akron, Ohio, Roadway Corporation employs approximately 27,000 people.

Analyst Contact:	Stephen Bruffett

Yellow Corporation

913-696-6108

steve.bruffett@yellowcorp.com

Media Contact:	Suzanne Dawson

Linden Alschuler & Kaplan

212-329-1420

sdawson@lakpr.com